                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               May & Speh, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                               MAY & SPEH, INC.
                                1501 OPUS PLACE
                         DOWNERS GROVE, ILLINOIS 60515

                           ------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 12, 1997

                           ------------------------



TO THE STOCKHOLDERS OF MAY & SPEH, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of May & Speh, Inc., a Delaware corporation (the "Company"), will be held at Hamburger University, 2715 Jorie Boulevard, Oak Brook, Illinois, on Wednesday, March 12, 1997 at 5:30 p.m., Central Standard Time, for the following purposes:

     1. To elect one person to the Board of Directors of the Company to serve for a term of three years;

     2. To ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending September 30, 1997; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record as of the close of business on January 20, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders for any purpose germane to the Annual Meeting at the offices of the Company for the ten days immediately preceding the Annual Meeting date. The Annual Report of the Company for the fiscal year ended September 30, 1996 is being mailed to all stockholders of record on the Record Date and accompanies the enclosed Proxy Statement.

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your proxy may be revoked in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting.

                                 By Order of the Board of Directors,

                                 [FACSIMILE SIGNATURE]

                                 Kathleen M. Malinger
                                 Secretary

Downers Grove, Illinois
February 5, 1997

                               MAY & SPEH, INC.
                                1501 OPUS PLACE
                         DOWNERS GROVE, ILLINOIS 60515

                            ----------------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 12, 1997

                            ----------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of May & Speh, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held at Hamburger University, 2715 Jorie Boulevard, Oak Brook, Illinois, on Wednesday, March 12, 1997 at 5:30 p.m., Central Standard Time, and any adjournments thereof (the "Annual Meeting"). A stockholder may revoke a proxy at any time before the meeting is convened by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. A proxy also may be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of proxy. This Proxy Statement and the enclosed Notice of Annual Meeting and Form of Proxy are first being sent to stockholders on or about February 5, 1997.

     Stockholders are urged to sign the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Annual Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the person(s) named thereon (i) for the election of the nominee named herein as a director (or a substitute therefor if the nominee is unable or refuses to serve), (ii) for the ratification of Price Waterhouse LLP as the Company's independent public accountants for the 1997 fiscal year and (iii) in the discretion of such persons(s) upon such matters not presently known or determined that properly may come before the Annual Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Annual Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the proxy and transmit it directly to such other designated person or persons for use at the Annual Meeting.

     Stockholders of record on January 20, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 25,024,354 shares of the Company's common stock, $.01 par value (the "Common Stock"), were outstanding and entitled to one vote each on all matters to be considered at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors. A majority of the shares entitled to vote present, in person or by proxy, at the Annual Meeting shall constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the shares that are present, in person or by proxy, at the Annual Meeting and entitled to vote will be sufficient to elect a director, and the affirmative vote of a majority of such shares will be sufficient to ratify the appointment of the independent public accountants. Abstentions and broker non-votes will be treated as present at the Annual Meeting for purposes of reaching a quorum. Abstentions shall have no effect on the election of a director but shall be treated as a vote against the ratification of the independent public accountants. Broker-non votes shall have no effect on the outcome of either of the two proposals.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies in person or by telephone. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of shares of Common Stock and will be reimbursed by the Company for their reasonable expenses in forwarding such materials.

                       PROPOSAL 1.  ELECTION OF DIRECTOR

     The Board of Directors presently consists of five directors and is divided into three classes. One class of directors is elected annually, and each director in the class serves a three-year term. The class to be elected at the Annual Meeting consists of one director. The Board has nominated Robert C. Early for this position, and Mr. Early, who is currently a director of the Company, has indicated his willingness to serve if elected. In the event that the nominee should become unwilling or unable to serve as a director, all duly executed proxies shall be voted for the election of such other person as may be designated by the Board of Directors. Unless authority to vote for the nominee is withheld, all votes represented by a properly executed proxy will be cast in favor of the nominee.

     The Board of Directors recommends a vote FOR the nominee for director.

     The table below contains a brief description of the business experience and positions held by the nominee and the other directors of the Company.



                                                      POSITIONS WITH COMPANY, BUSINESS
NAME                        AGE                        EXPERIENCE AND OTHER POSITIONS
----                        ---                       --------------------------------

NOMINEE FOR ELECTION:

Robert C. Early(1)........   43  Mr. Early has served as a director since November 1994.  Mr. Early has served as Executive Vice President, Corporate Development of the
                                 Company since January 1997.  From October 1995 to January 1997, he served as Executive Vice President, Chief Financial Officer and
                                 Treasurer of the Company, and as Director of Corporate Growth from
                                 1993 through October 1995.  Prior to joining the Company, Mr. Early worked as an independent contractor with business advisory firms, including Ridge Capital Corp. and Ridge Advisors, Inc., which provide mergers and acquisitions, capital financing and strategic planning advisory services.  From 1990 through 1992 Mr. Early was also Vice
                                 Chairman of Consolidated Convenience Systems, Inc., a holding company.  Prior to 1990, Mr. Early spent approximately 12 years at
                                 Grant Thornton LLP, and was the partner responsible for the Chicago office Capital Markets Group from 1985 through 1990.  Mr. Early is  a
                                 CPA.

TERM EXPIRING IN 1998:

Lawrence J. Speh(1).......   47  Mr. Speh has served as a director of the Company since July 1992 and as President and Chief Executive Officer since January 1993.  From
                                 1977 until June 1988, Mr. Speh held various senior management positions with the Company including President of Direct Marketing
                                 Services, Marketing Director and Treasurer.  From June 1988 until July
                                 1992, Mr. Speh owned and operated Gallery Lainzberg, a direct marketing company.  Mr. Speh is the son of Albert J. Speh, Jr., the
                                 Chairman of the Company.

                                     Positions with Company, Business
       Name                 Age       Experience and Other Positions
       ----                 ---      --------------------------------

Deborah A. Bricker(2)(3)..   44  Ms. Bricker has served as a director of the
                                 Company since March 1996. Ms. Bricker is the founder and President of Bricker & Associates
                                 Inc., a productivity consulting firm based in Chicago, Illinois.

TERM EXPIRING IN 1999:

Albert J. Speh, Jr.(1)....   77  Mr. Speh is a founder of the Company and has
                                 served as Chairman of the Board of Directors since 1992. Prior to founding the Company, Mr.
                                 Speh served in the Armed Forces during World
                                 War II. He was later employed by Sears, General Finance, Inc. and Encyclopedia
                                 Britannica in the field of data processing.
                                 Mr. Speh currently serves on the boards
                                 of Fenwick High School and Loyola University
                                 (Chicago).

Peter I. Mason(2)(3)......   44  Mr. Mason has been a director of the Company
                                 since November 1994. He is a founding partner of the law firm of Freeborn & Peters, which has served as general counsel to the Company since 1993. He is a director of U.S. Robotics
                                 Corporation, Eagle River Interactive, Inc. and several privately held businesses.

----------
(1)  Member of Executive Committee
(2)  Member of Audit Committee
(3)  Member of Compensation Committee

     The Board of Directors has three standing committees, the Executive Committee, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee. The nominating function is performed by the Executive Committee, which has not established a formal policy or procedure for considering stockholder nominations.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the Bylaws or limited by the provisions of the Delaware General Corporation Law. During fiscal 1996, the Executive Committee met formally and informally on a regular basis.

     The Audit Committee recommends to the Board of Directors the appointment of the independent certified public accountants for the following year and reviews the scope of the audit, the independent certified public accountant's report and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting policies. During fiscal 1996, the Audit Committee held one meeting.

     The Compensation Committee is responsible for making determinations regarding salaries, bonuses and other compensation for the Company's executive officers, including decisions with respect to stock option grants. During fiscal 1996, the Compensation Committee held one meeting.

     During fiscal 1996, the Board of Directors held two meetings. All members of the Board attended at least 75% of the Board meetings and of the meetings of their respective committees during that period.

COMPENSATION OF DIRECTORS

     Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Non-employee directors are compensated through participation in the Company's 1994 Executive Stock Option Plan (the "Executive Option Plan") and cash payments for attendance at Board and committee meetings, and are reimbursed for related travel expenses. Non-employee directors receive $1,000 for each Board meeting attended and $750 for each standing committee meeting attended. Peter I. Mason, a non-employee director, is a partner with the law firm of Freeborn & Peters, general counsel to the Company. Mr. Mason is not separately compensated for his attendance at any meeting of the Board of Directors or any committee thereof. Freeborn & Peters is compensated for Board and committee meetings attended by Mr. Mason based on Mr. Mason's standard hourly rate.

     Pursuant to the Executive Option Plan, each non-employee director receives options to purchase 21,600 shares of Common Stock, vesting over a three-year period. No additional option grants are made to non-employee directors for serving on a committee. The exercise price for such options is based upon the fair market value of the Common Stock on the date of grant. Mr. Mason and Ms. Bricker received the grants on the effective date of the Company's registration statement filed in connection with its initial public offering. Directors appointed after that date will receive grants on the effective date of their appointment. Subsequent comparable grants of options will be made on the third anniversary date of each option grant.

                            OWNERSHIP OF SECURITIES

     The following table sets forth, as of January 25, 1997, the number of shares of Common Stock beneficially owned by (i) all persons known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) all directors and nominees, (iii) the persons named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them:

                                                 AMOUNT AND NATURE              PERCENT
BENEFICIAL OWNER                              OF BENEFICIAL OWNERSHIP           OF CLASS
----------------                              -----------------------           --------
May & Speh, Inc. Employee Stock Ownership
  Plan......................................              8,366,832(1)             33.4%

Lawrence J. Speh............................              4,662,107(2)             18.5

Albert J. Speh, Jr..........................              2,079,264(3)              8.3

Robert C. Early.............................                251,050(4)              1.0

Michael J. Loeffler.........................                132,032(5)               *

Terrance C. Cieslak.........................                131,540(6)               *

Peter I. Mason..............................                 84,000(7)               *

Deborah A. Bricker..........................                  7,200(8)               *

All directors and executive officers
  as a group (13 persons)...................              7,644,775(2)(3)(9)       29.9

----------
*  Less than one percent.

(1) The address of the May & Speh, Inc. Employee Stock Ownership Plan (the "ESOP") is c/o Cole Taylor Bank, 850 W. Jackson Blvd., Chicago, Illinois 60607. Includes 6,190,154 shares that have been allocated or are available for allocation to the accounts of certain employees or former employees of the Company. ESOP participants have shared voting and investment power with respect to the shares allocated to their individual accounts.
(2) Includes 768,156 shares held by trusts for the benefit of Lawrence J. Speh and 3,122,851 shares held by trusts for the benefit of members of Mr. Speh's family. Mr. Speh serves as sole trustee of each of these trusts and has sole voting and investment power over the shares held by the trusts. Also includes 161,000 shares issuable pursuant to currently exercisable options, and 2,516 shares allocated to Mr. Speh's ESOP account. Also includes 59,544 shares held by Mr. Speh's wife, as to which he disclaims beneficial ownership. Mr. Speh's address is c/o May & Speh, Inc., 1501 Opus Place, Downers Grove, Illinois 60515.
(3)  Includes 143,600 shares held by trusts for the benefit of members of Albert
     J. Speh, Jr.'s family. Mr. Speh serves as sole trustee of each of these trusts and has sole voting and investment power over the shares held by the trusts. Also includes 2,516 shares allocated to Mr. Speh's ESOP account. Mr. Speh's address is c/o May & Speh, Inc., 1501 Opus Place, Downers Grove, Illinois 60515.
(4) Includes 21,312 shares held by a trust for the benefit of Mr. Early. Mr. Early serves as sole trustee of the trust and has sole voting and investment power over the shares held by the trust. Also includes 200,803 shares issuable pursuant to currently exercisable options, and 28,935 shares allocated to Mr. Early's ESOP account.
(5) Includes 52,600 shares issuable pursuant to currently exercisable options, and 79,432 shares allocated to Mr. Loeffler's ESOP account.
(6) Includes 42,600 shares issuable pursuant to currently exercisable options, and 88,940 shares allocated to Mr. Cieslak's ESOP account.
(7) Includes 76,800 shares held by The Freeborn & Peters Profit Sharing Plan for the benefit of Mr. Mason, and 7,200 shares issuable pursuant to options that will become exercisable within 60 days.
(8) Shares issuable pursuant to options that will become exercisable within 60 days.

(9) Includes 569,303 shares issuable pursuant to options that are currently exercisable or that will become exercisable within 60 days, and 343,189 shares allocated to the ESOP accounts of the executive officers.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and to provide the Company with copies of such reports. Based solely on a review of the copies provided to the Company and written representations from the directors and executive officers, the Company believes that all applicable Section 16(a) filing requirements have been met.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid for services rendered during fiscal 1996 and fiscal 1995 to the Company in all capacities by (i) the Company's Chief Executive Officer, and (ii) the Company's four highest paid executive officers during fiscal 1996, other than the Chief Executive Officer (the "Named Executive Officers").

                                                                  LONG-TERM
                                                                 COMPENSATION
                                            ANNUAL COMPENSATION     AWARDS
                                            -------------------  ------------
                                                                   SECURITIES
                                     FISCAL                        UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY    BONUS      OPTIONS     COMPENSATION(1)
---------------------------          ------   --------   -----     ----------   ---------------
Albert J. Speh, Jr. ..............    1996    $406,462  $200,000          --       $79,737

  Chairman                            1995     400,000   200,000          --        74,000

Lawrence J. Speh..................    1996     361,308   350,000          --        42,970

President and Chief Executive         1995     346,000   300,000     900,000        34,574
  Officer

Robert C. Early...................    1996     254,039   125,000          --        48,222

Executive Vice President, Corporate   1995     192,000    40,000     600,000        44,508
  Development

Michael J. Loeffler...............    1996     196,733   125,000     200,000        30,620

Executive Vice President, Direct      1995     175,000   234,000     180,000        30,033
  Marketing Services

Terrance C. Cieslak...............    1996     167,797   110,000      50,000        30,620

Executive Vice President and Chief    1995     156,000    91,000     132,000        30,058
  Technology Officer

-------------
(1) Includes contributions made by the Company to the Named Executive Officer's ESOP account. Also includes premiums paid by the Company for split-dollar life insurance policies in 1996 and 1995 as follows: Albert J. Speh, Jr., $74,000 and $74,000; Lawrence J. Speh, $37,233 and $34,574; and Robert C.
     Early, $15,000 and $14,450, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during fiscal 1996.

                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ANNUAL RATES
                                                                                               OF STOCK PRICE
                                                                                                APPRECIATION
                                               INDIVIDUAL GRANTS(1)                          FOR OPTION TERM(2)
                               -------------------------------------------------------    ------------------------
                               NUMBER OF      PERCENT OF
                               SECURITIES    TOTAL OPTIONS     EXERCISE
                               UNDERLYING     GRANTED TO        OR BASE
                                OPTIONS       EMPLOYEES IN     PRICE PER    EXPIRATION
        NAME                    GRANTED      FISCAL YEAR(3)      SHARE         DATE           5%           10%
        ----                   ----------    --------------    ---------    ----------    ----------    ----------
Michael J. Loeffler........       200,000         18.4%          $11.13        4/4/06     $1,400,000    $3,548,000

Terrance C. Cieslak........        50,000          4.6            11.13        4/4/06        350,000       887,000

----------
(1) Options granted pursuant to the Executive Option Plan and subject to the terms of such plan. All options were granted at an exercise price equal to the fair market value of the Common Stock on the grant date and vest in equal annual installments over a five-year period.

(2) Hypothetical gains based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date of grant over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

(3) Based on an aggregate of 1,087,000 options granted to employees of the Company in fiscal 1996.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information regarding the exercise of stock options during fiscal 1996 by the Named Executive Officers and the number and value of unexercised options held by the Named Executive Officers as of September 30, 1996.

                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                 OPTIONS AT FISCAL YEAR END       FISCAL YEAR END(1)
                                                 ---------------------------  --------------------------
                         NUMBER OF
                           SHARES
                          ACQUIRED     VALUE
      NAME              ON EXERCISE   REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
      ----              -----------  ----------   -----------  -------------  -----------  -------------
Lawrence J. Speh......    180,000    $1,460,000      180,000       540,000    $3,270,600     $9,811,800

Robert C. Early.......     21,197       172,756      218,803       360,000     3,955,491      6,510,960

Michael J. Loeffler...      5,400        44,010       66,600       308,000     1,210,122      3,786,360

Terrance C. Cieslak...      5,400        44,010       54,600       122,000       992,082      1,764,240

----------
(1) The value of "in-the-money" options represents the difference between the exercise price of such option and $20 1/4, the last sale price of a share of Common Stock on September 30, 1996 as reported by The Nasdaq Stock Market.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

     The Company has entered into employment agreements with three of the Named Executive Officers, Albert J. Speh, Jr., Lawrence J. Speh and Michael J. Loeffler. The agreements with Lawrence J. Speh and Michael J. Loeffler include noncompetition agreements.

     Albert J. Speh has entered into a five year employment agreement with the Company, effective June 1, 1995, with an initial base salary of $400,000. Following the employment term, the agreement provides for Mr. Speh to be retained as a consultant to the Company for a five year consulting period at $300,000 per year. During the employment term and consulting term, Mr. Speh is entitled to participate in all benefit programs of the Company, including the ability to receive bonus payments and option grants at the direction of the Compensation Committee. In the event Mr. Speh is terminated other than for cause, he will be entitled to receive his base salary for the remaining portion of the employment period, if any, and the consulting fee for five years thereafter.

     Lawrence J. Speh has entered into a five year employment agreement with the Company, dated October 13, 1995, with an initial base salary of $350,000. Mr. Speh is entitled to participate in all benefit programs of the Company, including the ability to receive bonus payments and option grants at the direction of the Compensation Committee. The agreement provides for a severance payment to Mr. Speh equal to three times his base salary in the event he is terminated without cause or he terminates his employment for "Good Reasons," including a "Change of Control," each as defined in Mr. Speh's employment agreement.

     Mr. Loeffler's agreement, dated October 1, 1994, provides for an annual base salary of at least $180,000 over a five year term. Mr. Loeffler is entitled to a performance-based bonus tied directly to target sales levels for direct marketing services. Mr. Loeffler is entitled to six months severance in the event he is terminated without cause.

STOCK PERFORMANCE GRAPH

     The graph below compares the monthly percentage changes in the Company's cumulative total stockholder return from March 26, 1996 (the date of the Company's initial public offering) through September 30, 1996 (the last day of the Company's 1996 fiscal year) with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for Nasdaq Computer & Data Processing Services Stocks for the same period. The graph assumes the investment of $100 and the reinvestment of all dividends. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                             [GRAPH APPEARS HERE]
                COMPARISON OF SIX MONTH CUMULATIVE TOTAL RETURN

-------------------------------------------------------------------------------------------------------
                        3/26/96    3/29/96    4/30/96   5/31/96   6/28/96   7/31/96   8/30/96   9/30/96
-------------------------------------------------------------------------------------------------------
May & Speh, Inc.          100       97.826    118.478   134.783   136.957   142.391   140.217   176.087
-------------------------------------------------------------------------------------------------------
Nasdaq Stock Market
(U.S. Companies)          100      101.324    109.728   114.766   109.594    99.834    105.428  113.497
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Nasdaq Computer &
Data Processing           100      101.357    113.198   116.939   112.662   100.893    103.594  114.905
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

BOARD COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors determines the compensation for the Company's Chief Executive Officer and its other most highly compensated executive officers. To ensure that the Company's executive compensation program is administered in an objective manner, the Compensation Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for all of the Company's most highly compensated executive officers, the Compensation Committee determines the nature, timing and amount of awards and grants under the Company's stock option plans and makes recommendations as to the administration of other compensation plans and programs of the Company as they relate to executive officers. As a result of recent changes to the rules under Section 16 of the Securities Exchange Act of 1934, future option grants to executive officers may be made by the full Board of Directors.

     This report is intended to describe the philosophy that underlies the cash and equity-based components of the Company's executive pay program. It also describes the details of each element

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of the program, as well as the rationale for compensation paid to the Company's
Chief Executive Officer and its executive officers in general.

Compensation of Executive Officers Generally

     The Company's executive compensation program is designed to link executive pay to Company performance and to provide an incentive to executives to manage the Company with a principal view to enhancing stockholder value.

     Generally, the Company's executive compensation program makes a significant portion of each executive's pay contingent upon growth and improvement in the Company's results of operations, with the potential for exceptional reward for truly exceptional performance. More specifically, the program is designed to provide compensation for meeting and exceeding internal goals for earnings per share and to provide incentives to increase the market value of the Common Stock. The program is also designed to attract and retain talented executives who are essential to the Company's long-term success within a highly competitive industry that demands unique talents, skills and capabilities.

     Compensation criteria are evaluated annually to ensure they are appropriate and consistent with the business objectives that are important in meeting the Company's earnings per share, operating profits and revenue goals and in enhancing stockholder value. The Company's policies and programs are intended to
(i) provide rewards contingent upon Company and individual performance, (ii) link executive compensation to sustainable increases in and the preservation of stockholder value, (iii) promote teamwork among executives and other Company employees, (iv) encourage the retention of a strong management team, and (v) encourage personal and professional development and growth.

Components of Compensation

     The primary components of the Company's executive compensation package are salary, bonuses and stock options.

     Salary. The Compensation Committee reviews each executive officer's salary annually. Objective and subjective performance goals are set each year for each executive officer which will vary depending upon the specific position or role of the executive within the Company. The Compensation Committee's review takes into consideration both the Company's performance with respect to earnings per share, operating profits and revenue, together with the duties and performance of each executive. The Compensation Committee also considers provisions relating to salary set forth in employment agreements with certain of the Company's executive officers. In making salary recommendations or decisions, the Compensation Committee exercises its discretion and judgment based on the foregoing criteria, without applying a specific formula to determine the weight of each factor considered. The Compensation Committee also considers equity and fairness when comparing base salaries of executives. The salary changes for executive officers of the Company for fiscal 1996 were in response to a significant improvement in performance at every level of the Company, in earnings per share, operating profits and revenue, and in the achievement of other individual performance objectives.

    Bonus. Under the Company's Discretionary Compensation Plan for Senior Executive Employees (the "Bonus Plan") as implemented for fiscal 1996, certain employees of the Company who perform significant management and decision-making functions were eligible to receive a performance bonus. Awards to executives may be made by the Compensation Committee after considering the recommendation of the Company's Chief Executive Officer (except for awards granted to the Chief Executive Officer) and the financial performance of the Company as measured by net earnings, operating income, earnings per share, cash flow, return on equity or assets, pre-tax profit, earnings growth, revenue growth, or any combination of the foregoing or any other factors that the Compensation Committee deems relevant. Bonuses for fiscal 1996 were awarded based on the Company's financial performance, as measured by a number of the factors listed above, and the successful completion of the Company's initial public offering.

     Stock Options. The Compensation Committee believes that the granting of stock options is an important method of rewarding and motivating management by aligning management's interests with those of the Company's stockholders on a long-term basis. In addition, the Compensation Committee recognizes that the Company conducts its business in an increasingly competitive industry and that, in order for the Company to remain highly competitive and at the same time pursue a high-growth strategy, it must employ the best and most talented executives, managers, and research and development personnel who possess demonstrated skills and experience. The Company believes that stock options play an important role in attracting and retaining such employees. For these reasons, the Company adopted the Executive Option Plan as a stock-based incentive program primarily for its executive officers and directors. The Committee believes the Executive Option Plan is an important feature of the Company's executive compensation package. Under the Executive Option Plan, the Compensation Committee may grant options to executive officers who are expected to contribute materially to the Company's future success. In determining the size of stock option grants, the Compensation Committee focuses primarily on the Company's performance and the perceived role of each executive in accomplishing such performance objectives, as well as the satisfaction of individual performance objectives. Stock options granted to executive officers generally become exercisable over a five-year period and typically are granted with an exercise price equal to the fair market value of the Common Stock as of the date of grant. The value of the stock options is directly tied to the value of a share of the Common Stock.

     Compensation of the Chief Executive Officer. Mr. Lawrence J. Speh currently serves as Chief Executive Officer and President of the Company. Mr. Speh was compensated during the 1996 fiscal year utilizing the same general philosophy and criteria used for other executive officers as described above, including (i) the Company's achievement of earnings per share, operating profits and revenue goals, (ii) the growth and expansion of the Company, (iii) setting the strategic direction and vision for the Company, and (iv) increasing the productivity of the Company and other subjective criteria. During the 1996 fiscal year, Mr. Speh received a salary of $361,308 pursuant to

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

his employment agreement with the Company and received a bonus of $350,000 which represented approximately 37% of the aggregate bonuses paid under the Bonus Plan.

     The Compensation Committee believes that Mr. Speh exceeded his individual performance objectives for the 1996 fiscal year, as reflected by the Company's outstanding overall performance. The Company's net revenues increased 25.3% from $61.6 million in fiscal 1995 to $77.2 million in fiscal 1996, while net earnings increased 30.1% from $7.9 million to $10.2 million and earnings per share increased from $.39, based on 20.4 million weighted average shares outstanding, to $.42, based on 24.4 million weighted average shares outstanding. The Compensation Committee believes that Mr. Speh's total compensation for the 1996 fiscal year fairly and sufficiently rewarded him for such performance and will serve to retain Mr. Speh as a key employee on whom the Company is dependent for its continued success.

     Tax Considerations. The Compensation Committee has determined that it is unlikely that the Company would pay any amounts for fiscal 1996 that would result in a loss of the federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and, accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time.

     The foregoing report has been approved by all of the members of the Compensation Committee.

                                 The Compensation Committee

                                 Deborah A. Bricker
                                 Peter I. Mason


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, Deborah A. Bricker and Peter I. Mason, neither of whom have been, at any time, employees of the Company, served on the Compensation Committee of the Board of Directors. Ms. Bricker is the President of Bricker & Associates, Inc. which provided consulting services to the Company during fiscal 1996. Mr. Mason is a partner in the law firm of Freeborn & Peters, which provided legal services to the Company in fiscal 1996. See "Certain Relationships and Related Transactions."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Peter I. Mason, a director of the Company, is a partner in the law firm of Freeborn & Peters. Since 1993, Freeborn & Peters has served as general counsel to the Company.

     Deborah A. Bricker, a director of the Company, is the founder and President of Bricker & Associates, Inc., a productivity consulting firm. Bricker & Associates, Inc. provides consulting services to the Company. During fiscal 1996, the Company paid Bricker & Associates, Inc. approximately $640,000 for such services.


          PROPOSAL 2.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors of the Company has selected Price Waterhouse LLP as independent public accountants to audit the consolidated financial statements of the Company, and has directed that this selection be presented to the stockholders for approval at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1995. It is anticipated that representatives of Price Waterhouse LLP will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions from stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP. In the event stockholders fail to ratify the appointment of Price Waterhouse LLP, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

    The Board of Directors recommends a vote FOR the ratification of Price Waterhouse LLP as the Company's independent public accountants.

     In connection with the Company's initial public offering completed in March 1996, the Company dismissed Nykiel, Carlin & Co., Ltd., in September 1995 and engaged Price Waterhouse LLP to audit the financial statements of the Company. The decision to change accountants was approved by the Company's Board of Directors. The report of Nykiel, Carlin & Co., Ltd. on the financial statements for the Company as of September 30, 1994 and for the year then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements at any time between the Company and Nykiel, Carlin & Co., Ltd. on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure.

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

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those listed in the notice of the meeting. If any other matters do come before the Annual Meeting, it is intended that the holders of proxies solicited by the Board of Directors will vote on such other matters in their discretion in accordance with their best judgment.


                             ADDITIONAL INFORMATION

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATE SECRETARY OF MAY & SPEH, INC., 1501 OPUS PLACE, DOWNERS GROVE, ILLINOIS 60515.


                             STOCKHOLDER PROPOSALS

     In the event any stockholder intends to present a proposal at the Annual Meeting of Stockholders to be held in 1998, such proposal must be received by the Corporate Secretary of the Company, in writing, on or before October 8, 1997 to be considered for inclusion in the Company's proxy materials relating to that meeting.


                                 By Order of the Board of Directors

                                 [FACSIMILE SIGNATURE]

                                 Albert J. Speh, Jr.
                                 Chairman of the Board of Directors

Downers Grove, Illinois
February 5, 1997

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                                MAY & SPEH, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Lawrence J. Speh and Robert C. Early, jointly and individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all shares of Common Stock, par value $.01 per share, of May & Speh, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, March 12, 1997, or any adjournment thereof, as follows:

            (continued and to be signed and dated on reverse side)
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                               MAY & SPEH, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]


1.  Election of Director:

    Nominee:   Robert C. Early

            [_] FOR ALL                             [_] WITHHOLD ALL


2. For the ratification of Price Waterhouse LLP as the Company's independent public accountants for the 1997 fiscal year.

            [_] FOR           [_] AGAINST           [_] ABSTAIN

3. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

    When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

Dated:_________________, 1997      _____________________________________________
                                                (Signature)

                                   _____________________________________________
                                                (Signature)

                                   (Please sign exactly as name appears on stock certificate. Where stock is registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE

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